Exhibit 99.1

Press Release

K-SEA TRANSPORTATION PARTNERS L.P. ANNOUNCES OPERATING RESULTS AND NET INCOME FOR THIRD QUARTER OF FISCAL 2008; INCREASES DIVIDEND

NEW YORK, APRIL 30, 2008 – K-Sea Transportation Partners L.P. (NYSE: KSP) today announced operating results and net income for the third fiscal quarter ended March 31, 2008.  Net income increased 32% to $5.3 million from $4.0 million in the same period a year ago.  Net income was $0.38 per fully diluted limited partner unit compared to $0.39 per unit in the prior year quarter, reflecting a 38% increase in weighted average units outstanding.  The third quarter is generally the company’s seasonally lowest quarter.

The Company also announced that its distribution to unitholders for the third quarter will increase by $0.02, or 2.7%, to $0.76 per unit, or $3.04 per unit annualized.  This is the twelfth consecutive quarter of increased distributions, and the fourteenth increase since the Company’s IPO in January 2004.  The distribution will be payable on May 15, 2008 to unitholders of record on May 8, 2008.

President and CEO Timothy J. Casey said “The third fiscal quarter generally experiences winter slowdowns in Alaska and the Great Lakes.  We also experienced a larger-than-normal drydocking schedule, causing a reduction in vessel utilization in the coastwise trade to 82% from 90% in last year’s comparative quarter.  Also, the northeast experienced an unseasonably warm winter causing demand for heating oil to fall below the levels of the past several years.

“The historical seasonal rebound in the current June quarter has already begun, and our fleet expansion and upgrade program continues to provide us new and more efficient vessels.  During the third quarter of fiscal 2008, we took delivery of another new 28,000 barrel tank barge, and we have nine additional units under construction.  Eight new tank barges are scheduled to be delivered, approximately one per quarter, over the next two and one-half years, and we are also constructing a 185,000-barrel articulated tug-barge unit, which is scheduled for delivery in the fourth quarter of calendar 2009 when it will begin work under a multi-year charter with a major customer.  Over 70% of this new capacity is already committed to customers.

“In light of our results and expectations, our Board of Directors has approved a two cent per unit increase in our quarterly distribution, the twelfth consecutive distribution increase and fourteenth increase since our initial public offering in January 2004.  At our current annualized rate of $3.04 per unit, K-Sea’s distribution is approximately 12% higher than at this time last year.  We remain optimistic about our ability to continue to grow future distributions.”

Three Months Ended March 31, 2008

For the three months ended March 31, 2008, the Company reported operating income of $10.3 million, an increase of $2.7 million, or 36%, compared to $7.6 million of operating income for the three months ended March 31, 2007.  This increase resulted primarily from inclusion of the Smith Maritime Group, for which results are included from the acquisition date of August 14, 2007, and also from the continuing addition of new barges from the Company’s expansion and upgrade program.  Over the past year, the Company has taken delivery of six new tank barges, and has also purchased four tugboats that have reduced reliance on more expensive chartered-in towing.  Results for the third quarter of fiscal 2008 were also affected by continued strong rates, which were partially offset by lower vessel utilization in our coastwise fleet due to a larger than normal number of scheduled drydocking days, an increase of $2.9 million in depreciation and amortization due to the Smith acquisition and the expanded fleet, and $2.3 million in higher general and administrative expenses as a result of the Smith acquisition and the Company’s continued growth.  Earnings before interest, taxes, depreciation and amortization (EBITDA) increased by $5.3 million, or 33%, to $21.3 million for the three months ended March 31, 2008, compared to $16.0 million for the three months ended March 31, 2007.  EBITDA is a non-GAAP financial measure that is reconciled to net income, the most directly comparable GAAP measure, in the table below.

Net income for the three months ended March 31, 2008 was $5.3 million, or $0.38 per fully diluted limited partner unit, an increase of $1.3 million compared to net income of $4.0 million, or $0.39 per fully diluted limited partner unit, for the three months ended March 31, 2007.  The fiscal 2008 third quarter benefited from the $2.7 million increase in operating income, which was partially offset by a $1.4 million increase in interest expense resulting from debt incurred to finance the Smith acquisition and vessel newbuildings over the past year.

Nine Months Ended March 31, 2008

For the nine months ended March 31, 2008, the Company reported operating income of $36.4 million, an increase of $13.5 million, or 59%, compared to $22.9 million of operating income for the nine months ended March 31, 2007.  This increase resulted primarily from the Smith acquisition and from the addition of new barges from the Company’s expansion and upgrade program.  Since the beginning of fiscal 2007, the Company has taken delivery of seven new tank barges, and has also purchased seven tugboats which have reduced reliance on more expensive chartered-in towing.  These results were also positively affected by continued strong rates, partially offset by lower vessel utilization, increases of $7.8 million in depreciation and amortization due to the Smith acquisition and the expanded fleet, and $5.9 million in higher general and administrative expenses as a result of the Smith acquisition and the Company’s continued growth.  Similar to the fiscal 2008 third quarter, vessel utilization for the first nine months of fiscal 2008 was impacted by a larger than normal number of scheduled drydocking days.  EBITDA increased by $23.2 million, or 49%, to $70.3 million for the nine months ended March 31, 2008, compared to $47.1 million for the nine months ended March 31, 2007.

Net income for the nine months ended March 31, 2008 was $21.9 million, or $1.69 per fully diluted limited partner unit, an increase of $9.9 million compared to net income of $12.0 million, or $1.18 per fully diluted limited partner unit, for the nine months ended March 31, 2007.  The first nine months of fiscal 2008 benefited from the $13.5 million increase in operating income, and from a $2.1 million non-recurring gain from the settlement of legal proceedings relating to the Company’s previously reported November 2005 incident involving the barge DBL 152.  These increases were partially offset by a $5.8 million increase in interest expense resulting from debt incurred to finance the Smith acquisition, including $1.1 million for interest on bridge financing, and vessel newbuildings over the past year.

The Company’s distributable cash flow for the third quarter of fiscal 2008 was $12.1 million, or 1.06 times the amount needed to cover the increased cash distribution of $11.4 million declared in respect of the period.  The coverage ratio for the nine months ended March 31, 2008 was 1.22 times; excluding the $2.1 million non-recurring gain, the ratio was 1.16 times.  Distributable cash flow is a non-GAAP financial measure that is reconciled to net income, the most directly comparable GAAP measure, in the table below.

Earnings Conference Call

The Company has scheduled a conference call for Thursday, May 1, 2008, at 9:00 am Eastern time, to review the fiscal 2008 third quarter results.  Dial-in information for this call is (800) 798-2796 (Domestic) and (617) 614-6204 (International).  The Passcode is 40213240.  The conference call can also be accessed by webcast, which will be available at www.k-sea.com.  Additionally, a replay of the call will be available by telephone until May 8, 2008; the dial in number for the replay is (888) 286-8010 (Domestic) and (617) 801-6888 (International).  The Passcode is 70541959.

About K-Sea Transportation Partners

K-Sea Transportation Partners is one of the largest coastwise tank barge operators in the United States.  The Company provides refined petroleum products transportation, distribution and logistics services in the U.S. domestic marine transportation market, and its common units trade on the New York Stock Exchange under the symbol KSP.  For additional information, please visit the Company’s website, including the Investor Relations section, at www.k-sea.com.

Use of Non-GAAP Financial Information

The Company reports its financial results in accordance with generally accepted accounting principles (GAAP).  However, certain non-GAAP financial measures such as EBITDA and distributable cash flow are also presented.  EBITDA is used as a supplemental financial measure of operating performance by management and by external users of financial statements to assess (a) the financial performance of the Company’s assets and the Company’s ability to generate cash sufficient to pay interest on indebtedness and make distributions to partners, (b) the Company’s operating performance and return on invested capital as compared to other companies in the industry, and (c) compliance with certain financial covenants in the Company’s debt agreements.  Management believes distributable cash flow is useful as another measure of the Company’s financial and operating performance, and its ability to declare and pay distributions to partners.  Distributable cash flow does not represent the amount of cash required to be distributed under the Company’s partnership agreement.  Neither EBITDA nor distributable cash flow should be considered as alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity under GAAP.  EBITDA and distributable cash flow as presented herein may not be comparable to similarly titled measures of other companies.  A reconciliation of each of these measures to net income, the most directly comparable GAAP measure, is presented in the tables below.

Cautionary Statements

This press release contains forward-looking statements, which include any statements that are not historical facts, such as the Company’s expectations regarding the benefits to be derived from the Smith Maritime Group acquisition, business outlook, vessel utilization, delivery and integration of newbuild and acquired vessels (including the cost, timing and effects thereof), growth in earnings, distributable cash flow and distributions per unit, and future results of operations.  These statements involve risks and uncertainties, including, but not limited to, insufficient cash from operations, a decline in demand for refined petroleum products, a decline in demand for tank vessel capacity, intense competition in the domestic tank barge industry, the occurrence of marine accidents or other hazards, the loss of any of the Company’s largest customers, fluctuations in charter rates, delays or cost overruns in the construction of new vessels, failure to comply with the Jones Act, modification or elimination of the Jones Act and adverse developments in the marine transportation business and other factors detailed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.  If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected.  The Company disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

Contact K-Sea Transportation Partners L.P

John J. Nicola, Chief Financial Officer, 732 565-3818

K-SEA TRANSPORTATION PARTNERS L.P.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except for unit and per unit data)

	Three months ended		Nine months ended
	March 31,		March 31,
	2008	2007	2008	2007

Voyage revenue	$77,644	$53,807	$227,005	$159,475
Bareboat charter and other revenue	3,105	1,823	9,181	7,096
Total revenues	80,749	55,630	236,186	166,571

Voyage expenses	20,502	10,592	55,877	32,638
Vessel operating expenses	31,111	23,614	91,002	71,375
General and administrative expenses	7,570	5,236	21,165	15,299
Depreciation and amortization	11,280	8,405	32,045	24,217
Net (gain) loss on disposal of vessels	3	182	(297)	166

Total operating expenses	70,466	48,029	199,792	143,695
Operating income	10,283	7,601	36,394	22,876
Interest expense, net	4,892	3,485	16,050	10,226
Other expense (income), net	271	(15)	(1,902)	(46)

Income before provision (benefit) for income taxes	5,120	4,131	22,246	12,696
Provision (benefit) for income taxes	(147)	135	378	668
Net income	$5,267	$3,996	$21,868	$12,028

General partner’s interest in net income	$77	$80	$458	$241
Limited partners’ interest in:
Net income	$5,190	$3,916	$21,410	$11,787
Net income per unit - basic	$0.38	$0.39	$1.70	$1.19
- diluted	$0.38	$0.39	$1.69	$1.18
Weighted average units outstanding - basic	13,714	9,941	12,560	9,934
- diluted	13,819	10,015	12,665	10,015

Supplemental Operating Statistics

	Three months ended		Nine months ended
	March 31,		March 31,
	2008	2007	2008	2007
Local Trade:
Average daily rate (1)	$7,185	$6,765	$6,947	$6,763
Net utilization (2)	81%	82%	79%	80%

Coastwise Trade:
Average daily rate	$13,784	$12,772	$13,591	$12,155
Net utilization	82%	90%	87%	91%

Total Fleet
Average daily rate	$11,399	$10,226	$11,179	$9,928
Net utilization	81%	87%	84%	86%

(1)	Average daily rate is equal to the net voyage revenue earned by a group of tank vessels during the period, divided by the number of days worked by that group of tank vessels during the period.
(2)	Net utilization is equal to the total number of days worked by a group of tank vessels during the period, divided by total calendar days for that group of tank vessels during the period.

K-SEA TRANSPORTATION PARTNERS L.P.

Reconciliation of Unaudited Non-GAAP Financial Measures to GAAP Measures

(in thousands)

Distributable Cash Flow (1)

	Three months ended	Nine months ended
	March 31, 2008	March 31, 2008

Net income	$5,267	$21,868
Adjustments to reconcile net income to distributable cash flow:
Depreciation and amortization (2)	11,416	32,411
Non cash compensation cost under long term incentive plan	302	865
Adjust gain/loss on vessel sale to net proceeds	653	1,316
Deferred income tax expense	227	464
Maintenance capital expenditures (3)	(5,800)	(16,700)

Distributable cash flow	12,065	40,224
Cash distribution in respect of the period	$11,398	$32,923

Distribution coverage	1.06	1.22

(1) Distributable Cash Flow provides additional information for evaluating our operating performance and ability to continue to make quarterly distributions, and is presented solely as a supplemental performance measure.

(2) Including amortization of deferred financing costs.

(3) Maintenance capital expenditures are the estimated cash capital expenditures necessary to maintain the operating capacity of our capital assets over the long term.  This amount includes two components: 1) an allowance for future scheduled drydocking costs calculated using annually updated projections of such costs over the next five years.  Based on historical results, the difference between cumulative amounts charged and the actual amounts spent are adjusted over the same five-year period; 2) an allowance to replace the operating capacity of vessels which are scheduled to phase out by January 1, 2015 under OPA 90.

Earnings before Interest, Taxes, Depreciation and Amortization

	Three months ended		Nine months ended
	March 31,		March 31,
	2008	2007	2008	2007

Net income	$5,267	$3,996	$21,868	$12,028
Adjustments to reconcile net income to EBITDA:
Depreciation and amortization	11,280	8,405	32,045	24,217
Interest expense, net	4,892	3,485	16,050	10,226
Provision (benefit) for income taxes	(147)	135	378	668

EBITDA	$21,292	$16,021	$70,341	$47,139

K-SEA TRANSPORTATION PARTNERS L.P.

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands)

	March 31,	June 30,
	2008	2007

Assets
Current assets:
Cash and cash equivalents	$300	$912
Accounts receivable, net	23,308	20,664
Prepaid expenses and other current assets	10,537	6,021
Total current assets	34,145	27,597

Vessels and equipment, net	553,233	358,580
Construction in progress	33,924	13,285
Goodwill	54,703	16,385
Other assets	30,256	13,967
Total assets	$706,261	$429,814

Liabilities and Partners’ Capital
Current liabilities:
Current portion of long-term debt and capital lease obligation	$12,517	$9,270
Accounts payable and accrued expenses	36,385	29,135
Total current liabilities	48,902	38,405

Term loans and capital lease obligation	164,564	137,946
Credit line borrowings	194,988	97,071
Other liabilities	12,300	—
Deferred taxes	3,774	3,739
Total liabilities	424,528	277,161
Non-controlling interest in equity of joint venture	4,489	—
Commitments and contingencies
Partners’ Capital	277,244	152,653
Total liabilities and partners’ capital	$706,261	$429,814